Exhibit 99.1

San Juan Basin Royalty Trust

News Release

San Juan Basin Royalty Trust Declares No Cash Distribution for June 2019

FORT WORTH, Texas, June 18, 2019 – BBVA USA (formerly known as Compass Bank), as Trustee of the San Juan Basin Royalty Trust (the “Trust”) (NYSE:SJT), today reported that it will not declare a monthly cash distribution to the holders of its Units of beneficial interest (the “Unit Holders”) due to excess production costs for the month of April 2019. Excess production costs occur when production costs and capital expenditures exceed the gross proceeds for a certain period. Excess production costs for this reporting period are due primarily to capital spending associated with multiple well recompletions along with lower natural gas prices. These well recompletions were included in the revised 2019 capital expenditures plan announced by the Trust on May 9, 2019.

Cash reserves will be utilized to pay Trust administrative expenses of $84,943. Hilcorp San Juan L.P. (“Hilcorp”) will charge the excess production costs of approximately $171,500 gross ($128,625 net) to the next month’s distribution. No cash distributions will be distributed by the Trust until future net proceeds are sufficient to pay then-current Trust liabilities and replenish cash reserves.

Based upon information provided to the Trust by Hilcorp, gas production for the subject interests totaled 2,271,800 Mcf (2,524,222 MMBtu) for April 2019, as compared to 2,293,581 Mcf (2,548,423 MMBtu) for March 2019. Dividing revenues by production volume yielded an average gas price for April 2019 of $1.37 per Mcf ($1.23 per MMBtu), as compared to an average gas price for March 2019 of $2.00 per Mcf ($1.80 per MMBtu).

For the reporting month of April 2019, Hilcorp has advised the Trust that revenue included an estimate of $169,000 for non-operated revenue. For the month ended April 2019, Hilcorp reported to the Trust capital costs of $1,155,677, lease operating expenses and property taxes of $2,334,691 and severance taxes of $338,221.

Contact:	San Juan Basin Royalty Trust

BBVA USA, Trustee

300 West Seventh St., Suite B, Fort Worth, Texas 76102

website: www.sjbrt.com e-mail: sjt.us@bbva.com

Joshua R. Peterson, Senior Vice President & Trust Officer

Kaye Wilke, Investor Relations, toll-free: (866) 809-4553

Except for historical information contained in this news release, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements generally are accompanied by words such as “estimates,” “anticipates,” “could,” “plan,” or other words that convey the uncertainty of future events or outcomes. Forward-looking statements and the business prospects of San Juan Basin Royalty Trust are subject to a number of risks and uncertainties that may cause actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, certain information provided to the Trust by Hilcorp, volatility of oil and gas prices, governmental regulation or action, litigation, and uncertainties about estimates of reserves. These and other risks are described in the Trust’s reports and other filings with the Securities and Exchange Commission.